SAMSON OIL & GAS ANNOUNCES UPDATED PROVED RESERVES

Denver 1700 hours September 19th, Perth 0700 hours September 20th, 2013

Samson Oil & Gas limited (ASX:SSN; NYSE MKT: SSN) today announced that, based on reports provided by Ryder Scott Company (“RSC”), an independent petroleum reserves engineering consulting firm, its Proved Reserves as of July 1, 2013, were estimated at 1.8 MMBOE with a Net Present Value at a 10% discount rate (NPV10) of $39.6 million using NYMEX pricing. Samson also announced its own internal estimate of Proved Reserves as of August 15, 2013, which adjusts for the impact of Samson’s transactions since the end of fiscal 2013.

In particular, after considering the recent sale of part of its North Stockyard undeveloped acreage to Slawson Exploration Company, Inc., Samson estimates its Proved Reserves as of August 15th at 1.55 MMBOE, with a value of $34.1 million using NYMEX pricing. It is noteworthy that, while Proved Reserves declined slightly as a result of the Slawson transaction, the August 15, 2013, figure still represents a substantial value increase from the most recent reserve report dated April 30, 2013, which estimated an NPV10 of $23.6 million.

Proved Reserve

As at June 30th, 2013, RSC estimated Samson’s reserves as follows:

SEC PRICING	PDP		PUD		PROVED
	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $
June 30, 2013	584.3	$15.039	1175.0	$12.304	1759.3	$27.343

The above estimate is based on SEC pricing which was $91.60 per bbl and $3.44 per MMBTU.

Utilizing NYMEX pricing at July 1, 2013, the RSC estimate is as follows:

NYMEX PRICING	PDP		PUD		PROVED
	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $
July 1, 2013	619.6	$19.007	1188.2	$20.574	1807.8	$39.581

The July 1 estimate is based on the following NYMEX pricing:

	Balance 2013	2014	2015	2016	2017	2018	2019	2020
Oil $/bbl	$105.00	$101.50	$101.50	$101.00	$100.00	$99.75	$99.50	$99.50
Gas$/MMBTU	$4.00	$4.25	$4.50	$4.75	$5.25	$5.36	$5.46	$5.57

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

This compares to the April 30, 2013, estimate, which was based on SEC pricing:

	PDP		PUD		PROVED
	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $
April 30, 2013	603.7	$14.947	1,089.3	$8.665	1,692.8	$23.612

Comparing the June 30th to April 30th, 2013:

VOLUME SEC PRICING	PDP MBOE	PUD MBOE	PROVED MBOE
Change	-3%	+8%	+4%

VALUE SEC PRICING	NPV [10] Million $	NPV [10] Million $	NPV [10] Million $
Change	+1%	+42%	+16%

Effect of Partial Sale of Undeveloped North Stockyard acreage

As previously advised, effective August 15th, Samson sold 50% of its undeveloped acres to Slawson for cash and other consideration. Because this transaction occurred after the end of Samson's fiscal year, its effect was not examined by RSC and is not reflected in their June 30, 2013 reserves report.

Samson believes it is important, however, to disclose its own internal calculations of the effect of the Slawson transaction on our Proved Reserves. Samson performed those internal calculations by subtracting 50% of the volumes and values from the RSC reserve estimates for the three Proved Undeveloped locations associated with North Stockyard that are included in the June 30, 2013, RSC report, which results in the following Samson estimate:

SEC PRICING	PDP		PUD		PROVED
	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $
June 30th	584.3	$15.038	915.7	$8.659	1,499.9	$23.698

NYMEX PRICING	PDP		PUD		PROVED
	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $	MBOE	NPV [10] Million $
July 1st	619.6	$19.007	926.2	$15.103	1,545.8	$34.110

While Samson’s August 15, 2013, internal estimate was derived from the RSC June 30, 2013, report and Samson therefore believes it to be a fair and reliable estimate as of that date, it does not reflect any other developments that may have occurred with respect to Samson’s acreage between June 30 and August 15 other than the Slawson sale. Moreover, since RSC has not reviewed or approved Samson’s August 15 internal estimate or updated the engineering data in its June 30 report to August 15, there is no assurance that RSC would consider Samson’s estimate to be accurate.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

Notes to Reserves Estimates

MBOE is one thousand barrels of oil equivalent

PDP is Proved Developed Producing

PUD is Proved Un-Developed

NPV10 is Net Present Value at 10% discount rate

The reserves quoted in this release were estimated based on the definitions and disclosures guidelines contained in the Society of Petroleum Engineers, World Petroleum Council, American Association of Petroleum Geologists and Society of Petroleum Evaluation Engineers Petroleum Resources Management Systems.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,547 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 127.35 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.50 per ADS on September 19th, 2013 the Company has a current market capitalization of approximately US$66.29 million (the options have been valued at an exchange rate of 0.9496). Correspondingly, based on the ASX closing price of A$0.028 for ordinary shares and a closing price of A$0.012 for the 2017 options, on September 19th, 2013, the Company has a current market capitalization of approximately A$74.07 million.

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN